CCB FINANCIAL CORPORATION
               1993 NONSTATUTORY STOCK OPTION PLAN
            FOR CCB SAVINGS BANK OF LENOIR, INC., SSB

     CCB Financial Corporation, a North Carolina corporation (hereinafter referred to as the "Corporation"), does herein set forth the terms of the 1993 Nonstatutory Stock Option Plan for CCB Savings Bank of Lenoir, Inc., SSB (hereinafter referred to as this "Plan"), which was adopted by the Board of Directors (hereinafter referred to as the "Corporate Board") of the Corporation.

     1. Purpose of this Plan. The purpose of this Plan is to provide for the grant of Nonstatutory Stock Options (hereinafter referred to as "Options" or singularly, "Option") and in certain circumstances the right to surrender such Options for cash, to Directors (as hereinafter defined) of the Corporation and of its subsidiary corporations, who wish to invest in the Corporation's common stock, par value $5.00 per share (hereinafter referred to as "Common Stock"). The Corporate Board believes that participation in the ownership of the Corporation by Directors will be to the mutual benefit of the Corporation, its subsidiaries, and the Directors. In addition, the existence of this Plan will make it possible for the Corporation and its subsidiaries to attract capable individuals to serve on the Corporate Board and the Boards of Directors of its subsidiaries. As used herein, the term "Directors" or singularly, "Director," shall mean those members of the Corporate Board or the Boards of Directors of any of its subsidiaries who do not participate in the 1993 Incentive Stock Option Plan of the Corporation as of the date of the Mutual Conversion (as hereinafter defined) or the Citizens Conversion (as hereinafter defined), as applicable.

     2.   Administration of this Plan.

          (a) This Plan shall be administered by the Compensation Committee of the Corporate Board (hereafter the "Committee"). The Committee shall have full power and authority to construe, interpret and administer this Plan. All actions, decisions, determinations, or interpretations of the Committee shall be final, conclusive, and binding upon all parties.

          (b)  The Committee shall determine when Limited Stock
Appreciation Rights (as hereinafter described) shall be available in place of outstanding Options.

          (c) The Committee may designate any officers or employees of the Corporation or of any of its subsidiaries to assist in the administration of this Plan. The Committee may authorize such individuals to execute documents on its behalf and may delegate to them such other ministerial and limited discretionary duties as the Committee may see fit.

     3. Shares of Common Stock Subject to this Plan. The maximum number of shares of Common Stock that shall be offered under this Plan is 41,516 shares, subject to adjustment as provided in paragraph 13. Shares subject to Options which expire or terminate prior to the issuance of the shares of Common Stock shall lapse and the shares of Common Stock originally subject to such Options shall again be available for future grants of Options under this Plan.

     4. Eligibility; Grant of Options. (a) Upon the conversion of Mutual Savings Bank, SSB (hereinafter referred to as "Mutual") from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank and simultaneous acquisition of Mutual by the Corporation (hereinafter referred to as the "Mutual Conversion"), each Director then serving on the Board of Directors of Mutual shall receive an Option to purchase shares of Common Stock in the amount set forth below:

                                                 SHARES
          William C. Smith                        2,815
          Lawrence W. Hayes                       2,392
          David O. Rufty                          2,252
          Paul Pendry                             1,970
          D. Leon Clark                           1,548
          W. L. Underdown                         1,548
          Ben H. Kincaid, Sr.                     1,548

               Total                             14,073

          (b) Upon the conversion of Citizens Savings, SSB (hereinafter referred to as "Citizens") from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank and simultaneous acquisition of Citizens by the Corporation (hereinafter referred to as the "Citizens Conversion"), each Director then serving on the Board of Directors of Citizens shall receive an Option to purchase shares of Common Stock in the amount set forth below:

                                                 SHARES
          George W. Kirby                         2,920
          Guy E. Herman, Jr.                      2,920
          J. Harper Beall, Jr.                    4,321
          J. Harper Beall, III                    4,321
          E. H. Blair                             4,321
          W. T. Carpenter, Jr.                    4,320
          Lloyd B. Smith, Jr.                     4,320

               Total                             27,443




     5. Option Price. (a) The price per share of each Option granted under this Plan (hereinafter called the "Option Price") shall be determined by the Committee as of the effective date of grant of such Option, but in no event shall such Option Price be less than the greater of (i) 100% of the fair market value of Common Stock on the date of grant or (ii) the par value of Common Stock. An Option shall be considered as granted on the later of
(i) the effective date of the Mutual Conversion or the Citizens Conversion, as applicable, (ii) the date that the Committee acts to grant such Option, or (iii) such later date as the Committee shall specify in an Option Agreement (as hereinafter defined).

          (b) The fair market value of a share of Common Stock shall be determined as follows: (i) if on the date as of which such determination is being made, Common Stock being valued is admitted to trading on a securities exchange or exchanges for which actual sale prices are regularly reported, or actual sale prices are otherwise regularly published, the fair market value of a share of Common Stock shall be deemed to be equal to the mean of the closing sale price as reported for each of the five (5) trading days immediately preceding the date as of which such determination is made; provided, however, that, if a closing sale price is not reported for each of the five (5) trading days immediately preceding the date as of which such determination is made, then the fair market value shall be equal to the mean of the closing sale prices on those trading days for which such price is available, or
(ii) if on the date as of which such determination is made, no such closing sale prices are reported, but quotations for Common Stock being valued are regularly listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or another comparable system, the fair market value of a share of Common Stock shall be deemed to be equal to the mean of the average of the closing bid and asked prices for such Common Stock quoted on such system on each of the five (5) trading days preceding the date as of which such determination is made, but if a closing bid and asked price is not available for each of the five (5) trading days, then the fair market value shall be equal to the mean of the average of the closing bid and asked prices on those trading days during the five-day period for which such prices are available, or (iii) if no such quotations are available, the fair market value of a share of Common Stock shall be deemed to be the average of the closing bid and asked prices furnished by a professional securities dealer making a market in such shares, as selected by the Committee, for the trading date first preceding the date as of which such determination is made. If the Committee determines that the price as determined above does not represent the fair market value of a share of Common Stock, the Committee may then consider such other factors as it deems appropriate and then fix the fair market value for the purposes of this Plan.

     6. Payment of Option Price. Payment for shares subject to an Option may be made either in cash, or with the approval of the Committee, in other stock of the Corporation owned by an Director or such other person as may be entitled to exercise such Option. Any shares of the Corporation's stock that are delivered in payment of the aggregate Option Price shall be valued at their fair market value, as determined by the Committee, on the date of the exercise of such Option.

     7. Terms and Conditions of Grant of Options. Each Option granted pursuant to this Plan shall be evidenced by a written Nonstatutory Stock Option Agreement (hereinafter referred to as "Option Agreement") with each Director (hereinafter referred to as "Optionee") to whom an Option is granted; such agreement shall be substantially in the form attached hereto as Exhibit "A", unless the Committee shall adopt a different form and, in each case, may contain such other, different, or additional terms and conditions as the Committee may determine.

     8. Option Period. Each Option Agreement shall set forth a period during which such Option may be exercised (hereinafter referred to as the "Option Period"); provided, however, that the Option Period shall not exceed ten (10) years after the date of grant of such Option as specified in an Option Agreement.

     9.   Change of Control; Limited Stock Appreciation Rights.

          (a) In connection with the grant of any Option under this Plan, the Committee may, in its discretion, provide an Optionee with the right (herein sometimes referred to as "Limited Stock Appreciation Rights"), following a "change in control" of the Corporation and without regard to any restrictions on exercise that would otherwise apply, to surrender any unexercised portion of such Option as such Optionee then may have for a cash payment equal to the amount by which the fair market value (as determined by the Committee) of the number of shares of Common Stock then subject to such Option exceeds the aggregate Option Price therefor.

          (b) When used herein, the phrase "change in control" refers to (i) the acquisition by any person, group of persons or entity of the beneficial ownership or power to vote more than twenty percent (20%) of the Corporation's outstanding stock or (ii) during any period of two (2) consecutive years, as change in the majority of the Committee unless the election of each new Director was approved by at least two-thirds of the Directors then still in office who were Directors at the beginning of such two (2) year period.

          (c) Limited Stock Appreciation Rights shall be exercised by written notice to the Corporation as provided in paragraph 10 hereof at any time prior to the earlier of (i) the date which is thirty (30) days after the date of notice of a change in control or
(ii) the last day of the Option Period provided for in an Option
Agreement, but in no event shall the expiration date be more than ten (10) years after the date of grant of an Option as provided in paragraph 8 above.
          (d) Limited Stock Appreciation Rights may be exercised only when the market value of Common Stock subject to an Option exceeds the aggregate Option Price determined as provided in paragraph 5 above.

     10. Exercise of Options. An Option or the right to surrender an Option for cash as provided in paragraph 9 hereof shall be exercised by written notice to the Committee signed by an Optionee or by such other person as may be entitled to exercise such Option or to surrender such Option. In the case of the exercise of an Option, the aggregate Option Price for the shares being purchased may be paid either in cash or, with the approval of the Committee, in shares of the Corporation's stock (valued as determined by the Committee as of the date of exercise) or any combination thereof and the notice of exercise shall specify how payment will be made. The written notice shall state the number of shares with respect to which an Option is being exercised or surrendered and, in the case of the exercise of an Option, shall either be accompanied by the payment of the aggregate Option Price for such shares or shall fix a date (not more than ten (10) business days after the date of such notice) by which the payment of the aggregate Option Price will be made. An Optionee shall not exercise an Option to purchase less than 100 shares, unless the Committee otherwise approves or unless the partial exercise is for the remaining shares available under such Option. A certificate or certificates for the shares of Common Stock purchased by the exercise of an Option shall be issued in the regular course of business subsequent to the exercise of such Option and the payment therefor. During the Option Period, no person entitled to exercise any Option granted under this Plan shall have any of the rights or privileges of a shareholder with respect to any shares of Common Stock issuable upon exercise of such Option, until certificates representing such shares shall have been issued and delivered and the individual's name entered as a shareholder of record on the books of the Corporation for such shares.

     11.  Effect of Leaving the Board or Death.

          (a)  In the event that an Optionee leaves the Corporate
Board or the Board of Directors of any of the subsidiaries of the Corporation (the appropriate such Board of Directors is hereinafter referred to as a "Board") for any reason other than retirement, disability, or death, any Option granted to the Optionee under this Plan, to the extent not previously exercised or surrendered by him or expired, shall immediately terminate; provided, however, that an Optionee who leaves the Board of Directors of any of the subsidiaries of the Corporation, at the request of the Board, may be exempted from the operation of the foregoing provision by a majority vote of the Committee.

          (b) In the event that an Optionee should leave a Board as a result of such Optionee's retirement, such Optionee shall have the right to exercise an Option granted to him under this Plan, to the extent that it has not previously been exercised or surrendered by him or expired, for such period of time as may be determined by the Committee and specified in an Option Agreement, but in no event may any Option or the right to surrender any Option for cash be exercised later than the end of the Option Period provided in the Option Agreement in accordance with paragraph 8 hereof. Notwithstanding any other provision contained herein, or in any Option Agreement, upon retirement, any Option then held by an Optionee shall be exercisable immediately in full. For purposes of this Plan, the term "retirement" shall mean termination of a Director's membership on a Board (i) at any time after attaining age 65 with the approval of the Committee; or (ii) at the election of the Director, at any time after not less than five (5) years service as a member of a Board, such service shall be computed cumulatively for purposes of this clause (ii).

          (c) In the event that an Optionee should leave a Board by reason of such Optionee's disability, such Optionee shall have the right to exercise an Option granted to him under this Plan, to the extent that it has not previously been exercised or surrendered by him or expired, for such period of time as may be determined by the Committee and specified in an Option Agreement, but in no event may any Option or the right to surrender any Option for cash be exercised later than the end of the Option Period provided in the Option Agreement in accordance with paragraph 8 hereof. Notwithstanding any other provision contained herein, or in any Option Agreement, upon leaving by reason of disability, any Option then held by an Optionee shall be exercisable immediately in full. For purposes of this Plan, the term "disability" shall be defined as may be determined by the Committee, from time to time, or as determined at any time with respect to any individual Optionee.

          (d) In the event that an Optionee should die while serving on a Board or after his retirement or after his leaving by reason of disability during the Option Period provided in an Option Agreement in accordance with paragraph 8 hereof, an Option granted to the Optionee under this Plan, to the extent that it has not previously been exercised or surrendered by the Optionee or expired, shall vest and shall be exercisable, in accordance with its terms, by the personal representative of such Optionee, the executor or administrator of such Optionee's estate, or by any person or persons who acquired such Option by bequest or inheritance from such Optionee, notwithstanding any limitations placed on the exercise of such Option by this Plan or an Option Agreement, at any time within twelve (12) months after the date of death of such Optionee, but in no event may an Option or the right to surrender an Option for cash be exercised later than the end of the Option Period provided in an Option Agreement in accordance with paragraph 8 hereof. Any references herein to an Optionee shall be deemed to include any person entitled to exercise an Option after the death of such Optionee under the terms of this Plan.

     12. Effect of Plan on Status as Member of a Board. The fact that a Director has been granted an Option under this Plan shall not confer on such Director any right to continued service on a Board, nor shall it limit the right of the Corporation or of any of its subsidiaries to remove such Director from a Board at any time.

     13.  Adjustment Upon Changes in Capitalization; Dissolution or
Liquidation.

          (a) In the event of a change in the number of shares of Common Stock outstanding by reason of a stock dividend, stock split, recapitalization, reorganization, merger, exchange of shares, or other similar capital adjustment prior to the termination of an Optionee's rights under this Plan, equitable proportionate adjustments shall be made by the Committee in (i) the number and kind of shares which remain available under this Plan and (ii) the number, kind, and the Option Price of shares subject to the unexercised portion of an Option under this Plan. The adjustments to be made shall be determined by the Committee and shall be consistent with such change or changes in the Corporation's total number of outstanding shares; provided, however, that no adjustment shall change the aggregate Option Price for the exercise of Options granted under this Plan.

          (b) The grant of Options under this Plan shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization, or other change in the Corporation's capital structure or its business, or any merger or consolidation of the Corporation, or to issue bonds, debentures, preferred or other preference stock ahead of or affecting Common Stock or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of the Corporation's assets or business.

          (c) Upon the effective date of the dissolution or liquidation of the Corporation, or of a reorganization, merger, or consolidation of the Corporation with one or more other corporations in which the Corporation is not the surviving corporation, or the transfer of all or substantially all of the assets or shares of the Corporation to another person or entity (any such transaction being hereinafter referred to as a "Terminating Event"), this Plan and any Options granted hereunder, including the right to surrender such Options for cash as provided in paragraph 9 hereof, shall terminate unless provision is made in writing in connection with such Terminating Event for the continuance of this Plan and for the assumption of Options granted hereunder, or the substitution for such Options of new options for the shares of the successor corporation, or a parent or a subsidiary thereof, with such appropriate adjustments as may be determined or approved by the Committee, or the successor to the Corporation, to the number and kind of shares subject to such substituted options in which event this Plan and Options granted hereunder, or the new options substituted therefore, shall continue in the manner and under the terms so provided. Upon the occurrence of any Terminating Event in which provision is not made for the continuance of this Plan and for the assumption of Options granted hereunder, or the substitution for such Options of new options for the shares of a successor corporation or a parent or a subsidiary thereof, each Optionee to whom an Option has been granted under this Plan (or such person's personal representative, the executor or administrator of such person's estate, or any person who acquired the right to exercise such Option from such person by bequest or inheritance) shall be entitled, prior to the effective date of any such Terminating Event, (i) to exercise, in whole or in part, his rights under any Option granted to the Optionee without any regard to any restrictions on exercise that would otherwise apply, or (ii) to surrender any such Option to the Corporation in exchange for receipt of cash equivalent to the amount by which the fair market value of the shares of Common Stock such person would have received had such person exercised his Option in full immediately prior to consummation of such Terminating Event exceeds the applicable aggregate Option Price. To the extent that a person, pursuant to this subparagraph 11(c) has a right to exercise or surrender any Option on account of a Terminating Event which that person otherwise would not have had at that time, such right shall be contingent upon the consummation of such Terminating Event.

     14. Non-Transferability. An Option granted under this Plan shall not be assignable or transferable except, in the event of the death of an Optionee, by will or by the laws of descent and distribution. In the event of the death of an Optionee, the Optionee's personal representative, the executor or the administrator of such Optionee's estate, or the person or persons who acquired by bequest or inheritance the rights to exercise or to surrender such Options, may exercise or surrender any Option or portion thereof to the extent not previously exercisable or surrendered by an Optionee or expired, in accordance with its terms, prior to the expiration of the exercise period as specified in subparagraph 11(d) hereof.

     15. Tax Withholding. The Corporation or any of its subsidiaries shall have the right to deduct or otherwise effect a withholding of any amount required by federal or state laws to be withheld with respect to the grant, exercise or surrender for cash of any Option or the sale of stock acquired upon the exercise of an Option in order for the Corporation or any of its subsidiaries to obtain a tax deduction otherwise available as a consequence of such grant, exercise, surrender for cash, or sale, as the case may be.

     16. Listing and Registration of Option Shares. Any Option granted under this Plan shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration, or qualification of the shares covered thereby upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issuance or purchase of shares thereunder, such Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

     17. Exculpation and Indemnification. In connection with this Plan, no member of the Committee shall be personally liable for any act or omission to act in his capacity as a member of the Committee, nor for any mistake in judgment made in good faith, unless arising out of, or resulting from, such person's own bad faith, gross negligence, willful misconduct, or criminal acts. To the extent permitted by applicable law and regulation, the Corporation shall indemnify and hold harmless the members of the Committee, and each other officer or employee of the Corporation or of any of its subsidiaries to whom any duty or power relating to the administration or interpretation of this Plan may be assigned or delegated, from and against any and all liabilities (including any amount paid in settlement of a claim with the approval of the Committee) and any costs or expenses (including counsel fees) incurred by such persons arising out of or as a result of, any act or omission to act in connection with the performance of such person's duties, responsibilities, and obligations under this Plan, other than such liabilities, costs, and expenses as may arise out of, or result from, the bad faith, gross negligence, willful misconduct, or criminal acts of such persons.

     18. Amendment and Modification of this Plan. The Corporate Board may at any time, and from time to time, amend or modify this Plan (including the form of Option Agreement) in any respect. Any amendment or modification of this Plan shall not materially reduce the benefits under any Option theretofore granted to an Optionee under this Plan without the consent of such Optionee or the transferee in the event of the death of such Optionee.

     19. Termination and Expiration of this Plan. This Plan may be abandoned, suspended, or terminated at any time by the Corporate Board; provided, however, that abandonment, suspension, or termination of this Plan shall not affect any Options then outstanding under this Plan. No Option shall be granted pursuant to this Plan after ten (10) years from the effective date of this Plan as provided in paragraph 20 hereof.

     20. Effective Date. This Plan has been adopted by the Corporate Board to be effective as of the date of the Mutual Conversion.

     21. Captions and Headings; Gender and Number. Captions and paragraph headings used herein are for convenience only, do not modify or affect the meaning of any provision herein, are not a part hereof, and shall not serve as a basis for interpretation or in construction of this Plan. As used herein, the masculine gender shall include the feminine and neuter, the singular number, the plural, and vice versa, whenever such meanings are appropriate.

     22. Expenses of Administration of Plan. All costs and expenses incurred in the operation and administration of this Plan shall be borne by the Corporation or by one of its subsidiaries.

     23. Governing Law. Without regard to the principles of conflicts of laws, the laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Plan.

     24. Inspection of Plan. A copy of this Plan, and any amendments thereto or modifications thereof, shall be maintained by the Secretary of the Corporation and shall be shown to any proper person making inquiry about it.